                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                Exhibit 11 - Computation of Per Share Earnings

                   (In thousands, except per share amounts)

                                                            Three months ended             Nine months ended
                                                               September 30,                 September 30,
                                                        --------------------------    --------------------------
                                                           1997            1996           1997          1996
                                                        -----------    -----------    -----------    -----------
PRIMARY EARNINGS PER COMMON SHARE
---------------------------------
Net earnings                                              $   9,462      $   4,945      $  22,314      $  23,041
Preferred dividend                                             (225)          (225)          (675)          (675)
                                                        -----------    -----------    -----------    -----------
                                                          $   9,237      $   4,720      $  21,639      $  22,366
                                                        ===========    ===========    ===========    ===========

Average common shares outstanding                            45,868         44,765         45,585         44,548
Average common share equivalents                              1,851          2,566          1,707          2,722
                                                        -----------    -----------    -----------    -----------
Average number of common shares and
  common share equivalents outstanding                       47,719         47,331         47,292         47,270
                                                        ===========    ===========    ===========    ===========

Primary earnings per common share                         $     .19      $     .10      $     .46      $     .47
                                                        ===========    ===========    ===========    ===========

FULLY DILUTED EARNINGS PER COMMON SHARE
---------------------------------------

Primary net earnings                                      $   9,462      $   4,945      $  22,314      $  23,041
Interest expense, net of income tax expense                      23             23             69             69
                                                        -----------    -----------    -----------    -----------
                                                          $   9,485      $   4,968      $  22,383      $  23,110
                                                        ===========    ===========    ===========    ===========

Average common shares outstanding                            45,868         44,765         45,585         44,548
Average common share equivalents                              1,890          2,566          1,987          2,723
Additional shares issuable                                    2,603          2,603          2,603          2,603
                                                        -----------    -----------    -----------    -----------

Average number of common shares
  assuming full dilution                                     50,360         49,934         50,174         49,874
                                                        ===========    ===========    ===========    ===========

Fully diluted earnings per common share                   $     .19      $     .10      $     .45      $     .46
                                                        ===========    ===========    ===========    ===========